Exhibit 99.1


                          MALLON RESOURCES CORPORATION

                   Index to Consolidated Financial Statements



                                                                     Page

Report of Independent Public Accountants                             F-2

Consolidated Balance Sheets                                          F-3

Consolidated Statements of Operations                                F-4

Consolidated Statements of Shareholders' Equity                      F-5

Consolidated Statements of Cash Flows                                F-7

Notes to Consolidated Financial Statements                           F-8

This report is a copy of the previously issued report of Arthur Andersen LLP included in Mallon Resources Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2001. This report has not been reissued by Arthur Andersen LLP.



                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS





To the Board of Directors and Shareholders of Mallon Resources Corporation:

We have audited the accompanying consolidated balance sheets of Mallon Resources Corporation (a Colorado corporation) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mallon Resources Corporation and its subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

As explained in Notes 1 and 11 to the consolidated financial statements, on January 1, 2001, the Company changed its method of accounting for derivative instruments and hedging activity.

ARTHUR ANDERSEN LLP

Denver, Colorado
March 15, 2002

                        MALLON RESOURCES CORPORATION

                        CONSOLIDATED BALANCE SHEETS
                     (In thousands, except share data)

                                    ASSETS

                                                                                       December 31,
                                                                                       2001        2000
Current assets:
  Cash and cash equivalents                                                            $  1,943    $ 14,155
  Accounts receivable:
    Oil and gas sales                                                                       714       3,460
    Joint interest participants, net of allowance of $3 and $39, respectively               302         353
    Other                                                                                     1          19
  Inventories                                                                               151         215
  Derivative asset                                                                          229          --
  Prepaid expenses                                                                           28          --
  Other                                                                                      10         123
         Total current assets                                                             3,378      18,325

Property and equipment:
  Oil and gas properties, full cost method                                               93,933     120,972
  Natural gas processing plant                                                            8,648       8,560
  Other property and equipment                                                            1,085       1,112
                                                                                        103,666     130,644
Less accumulated depreciation, depletion and amortization                               (70,414)    (59,057)
                                                                                         33,252      71,587

Debt issuance costs, net                                                                  1,041       1,529
Other, net                                                                                  300         269

Total Assets                                                                           $ 37,971    $ 91,710
                                                                                       ========    ========

                                   LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable                                                               $  2,153    $  3,689
  Undistributed revenue                                                                     612       2,045
  Accrued taxes and expenses                                                                 42          35
  Current portion of long-term debt                                                         517      12,179
         Total current liabilities                                                        3,324      17,948

Long-term debt, net of unamortized discount of $1,899 and $2,813, respectively           28,970      40,180
Derivative liability                                                                      1,423          --
                                                                                         30,393      40,180

Total liabilities                                                                        33,717      58,128

Commitments and contingencies (Note 4)

Series B Mandatorily Redeemable Convertible Preferred Stock, $0.01 par value, 500,000
  shares authorized, -0- and 80,000 shares issued and outstanding, respectively              --         798

Mandatorily Redeemable Common Stock, $0.01 par value, 490,000 shares authorized, issued
  and outstanding, mandatory redemption of $6,125                                         4,853       4,248

Shareholders' equity:
  Common Stock, $0.01 par value, 25,000,000 shares authorized, 10,252,827 and 10,115,093
    shares issued and outstanding, respectively                                             103         101
  Additional paid-in capital                                                             93,012      92,456
  Accumulated deficit                                                                   (92,520)    (61,155)
  Accumulated other comprehensive loss                                                   (1,194)         --
  Notes receivable from shareholders                                                         --      (2,866)
         Total shareholders' equity                                                        (599)     28,536

Total Liabilities and Shareholders' Equity                                             $ 37,971    $ 91,710
                                                                                       ========    ========


The accompanying notes are an integral part of these consolidated financial statements.

                        MALLON RESOURCES CORPORATION

                   CONSOLIDATED STATEMENTS OF OPERATIONS
                  (In thousands, except per share amounts)



                                               For the Years Ended
                                               December 31,
                                               2001        2000       1999
Revenues:
  Oil and gas sales                            $ 19,340    $16,803    $13,138
  Interest and other                                425        504        160
                                                 19,765     17,307     13,298

Costs and expenses:
  Oil and gas production                         12,049      7,595      5,107
  Depreciation, depletion and amortization        7,399      6,382      4,822
  Impairment of oil and gas properties           16,418         --         --
  Loss on sale of oil and gas properties          3,109         --         --
  General and administrative, net                 6,439      3,609      2,915
  Interest and other                              5,716      6,252      3,126
                                                 51,130     23,838     15,970

Loss before extraordinary item                  (31,365)    (6,531)    (2,672)
Extraordinary loss on early retirement of debt       --         --       (105)
Net loss                                        (31,365)    (6,531)    (2,777)
Accretion of mandatorily redeemable common stock   (605)      (428)      (116)
Dividends and accretion on preferred stock          (21)       (85)      (120)

Net loss attributable to common shareholders   $(31,991)   $(7,044)   $(3,013)
                                               ========    =======    =======

Basic loss per share:
  Loss attributable to common shareholders
     before extraordinary item                 $  (2.99)   $ (0.83)   $ (0.40)
  Extraordinary loss                                 --         --      (0.01)

Net loss attributable to common shareholders   $  (2.99)   $ (0.83)   $ (0.41)
                                               ========    =======    =======

Basic weighted average common shares
   outstanding                                   10,686      8,525      7,283
                                               ========    =======    =======













The accompanying notes are an integral part of these consolidated financial statements.

                        MALLON RESOURCES CORPORATION

             CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                   (In thousands, except share amounts)


                                                                         Accumulated    Notes
                                                  Additional             Other          Receivable
                              Common Stock        Paid-In   Accumulated  Comprehensive  from
                              Shares      Amount  Capital   Deficit      Loss           Shareholders  Total
Balance, December 31, 1998    7,021,065   $ 70    $73,941   $(51,847)    $     --       $    --    $ 22,164

  Stock options granted              --     --         66         --           --            --          66
  Stock options exercised       392,235      4      2,673         --           --        (2,622)         55
  Accrued interest receivable
    on notes from shareholders       --     --         --         --           --           (61)       (61)
  Warrants issued to director        --     --         25         --           --            --          25
  Extension of warrants'
    expiration date                  --     --        217         --           --            --         217
  Accretion of mandatorily
    redeemable common stock          --     --       (116)        --           --            --       (116)
  Issuance of restricted
    common stock to officers         --     --         37         --           --            --          37
  Dividends on preferred stock       --     --       (108)        --           --            --       (108)
  Accretion of preferred stock       --     --        (12)        --           --            --        (12)
  Net loss                           --     --         --     (2,777)          --            --     (2,777)

Balance, December 31, 1999    7,413,300     74     76,723    (54,624)          --        (2,683)    19,490

  Stock options granted              --     --        761         --           --            --        761
  Stock options exercised        18,567      1         --         --           --            --          1
  Accrued interest receivable
    on notes from shareholders       --     --         --         --           --          (183)      (183)
  Warrants issued to director        --     --         31         --           --            --         31
  Exercise of warrants            8,426     --         67         --           --            --         67
  Accretion of mandatorily
    redeemable common stock          --     --       (428)        --           --            --       (428)
  Issuance of restricted
    common stock to officers         --     --          7         --           --            --          7
  Issuance of common stock
    to officers and directors
    in exchange for oil and
    gas properties               14,800     --        119         --           --            --        119
  Issuance of common stock
    in public offering        2,660,000     26     15,261         --           --            --     15,287
  Dividends on preferred stock       --     --        (77)        --           --            --        (77)
  Accretion of preferred stock       --     --         (8)        --           --            --         (8)
  Net loss                           --     --         --     (6,531)          --            --     (6,531)

Balance, December 31, 2000   10,115,093   $101    $92,456   $(61,155)    $     --       $(2,866)   $28,536

                               (Continued)


The accompanying notes are an integral part of these consolidated financial statements.

                        MALLON RESOURCES CORPORATION

             CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                   (In thousands, except share amounts)

                               (Continued)


                                          Addi-               Accumu-      Notes
                                          tional   Accumu-    lated Other  Receivable             Compre-
                      Common Stock        Paid-In  lated      Comprehen-   from Share-            hensive
                      Shares      Amount  Capital  Deficit    sive Loss    holders      Total     Loss
Balance,
 December 31, 2000    10,115,093  $101    $92,456  $(61,155)  $     --     $(2,866)     $ 28,536  $      --

  Stock options granted       --    --      2,711        --         --          --         2,711
  Stock options
    exercised             94,734     2         --        --         --          --             2
  Warrants issued
    to director               --    --          3        --         --          --             3
  Cancellation of
    warrants in
    exchange for
    common stock          18,000    --          3        --         --          --             3
  Issuance of
    restricted stock      25,000    --        161        --         --          --           161
  Accretion of manda-
    torily redeemable
    common stock              --    --       (605)       --         --          --          (605)
  Dividends on
    preferred stock           --    --        (19)       --         --          --           (19)
  Accretion of
    preferred stock           --    --         (2)       --         --          --            (2)
  Interest on notes
    receivable from
    shareholders              --    --         --        --         --         (87)          (87)
  Payment of notes
    receivable from
    shareholder               --    --         --        --         --         360           360
  Partial forgiveness
    of note receivable
    from shareholders         --    --     (1,696)       --         --       2,593           897
  Cumulative effect of
    change in accounting
    principle                 --    --         --        --    (15,171)         --       (15,171)  (15,171)
  Reclassification
    adjustment for
    settled hedging
    contracts                 --    --         --        --      3,292          --         3,292     3,292
  Changes in fair
    value of outstand-
    ing hedge positions       --    --         --        --     10,685          --        10,685    10,685
  Net loss                    --    --         --   (31,365)        --          --       (31,365)  (31,365)

Balance,
 December 31, 2001    10,252,827  $103    $93,012  $(92,520)   $(1,194)     $   --      $   (599)  $(32,559)
                      ==========  ====    =======  ========    =======      ======      ========   ========








The accompanying notes are an integral part of these consolidated financial statements.

                        MALLON RESOURCES CORPORATION

                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (In thousands)



                                                                         For the Years Ended
                                                                         December 31,
                                                                         2001         2000         1999
Cash flows from operating activities:
  Net loss                                                               $(31,365)    $ (6,531)    $ (2,777)
  Adjustments to reconcile net loss to net cash provided by operating activities:
    Depreciation, depletion and amortization                                7,399        6,382        4,822
    Impairment of oil and gas properties                                   16,418           --           --
    Loss on sale of oil and gas properties                                  3,109           --           --
    Accrued interest expense added to long-term debt                        1,401        4,738          998
    Accrued interest income added to notes receivable from shareholders       (87)        (183)         (60)
    Extraordinary loss                                                         --           --          105
    Non-cash stock compensation expense                                     2,502          578          323
    Amortization of discount on long-term debt                                914          705          188
    Partial forgiveness of notes receivable from related party shareholders   907           --           --
    Changes in operating assets and liabilities:
      Decrease (increase) in:
        Accounts receivable                                                 2,815       (1,535)        (540)
        Inventory and other current assets                                     59          (48)         (22)
      (Decrease) increase in:
        Trade accounts payable and undistributed revenue                   (2,969)         (83)         408
        Accrued taxes and expenses                                              6          (17)         (97)
        Deferred revenue                                                       --           --         (910)
Net cash provided by operating activities                                   1,109        4,006        2,438

Cash flows from investing activities:
  Additions to property and equipment                                     (16,785)     (17,818)      (9,826)
  Proceeds from sale of property and equipment                             29,465           --           --
  Receipts from notes receivable-related parties                                7           77            5
Net cash provided by (used in) investing activities                        12,687      (17,741)      (9,821)

Cash flows from financing activities:
  Proceeds from long-term debt                                                837       12,414       43,332
  Payments of long-term debt                                              (26,025)        (399)     (34,404)
  Redemption of preferred stock                                              (800)          --           --
  Debt issuance costs                                                          (3)         (81)      (1,995)
  Net proceeds from sale of common stock in public offering                    --       15,287           --
  Payment of preferred dividends                                              (19)         (77)        (108)
  Payment of current note payable for redemption of preferred stock            --         (552)          --
  Proceeds from stock option and warrant exercises                              2           68           55
Net cash (used in) provided by financing activities                       (26,008)      26,660        6,880

Net (decrease) increase in cash and cash equivalents                      (12,212)      12,925         (503)
Cash and cash equivalents, beginning of year                               14,155        1,230        1,733

Cash and cash equivalents, end of year                                   $  1,943     $ 14,155     $  1,230
                                                                         ========     ========     ========


Supplemental cash flow information:
  Cash paid for interest                                                 $  4,801     $    773     $  1,988
                                                                         ========     ========     ========

  Non-cash transactions:
    Issuance of common stock in exchange for oil and gas properties purchased
        from officers and directors                                      $     --     $    119     $     --
    Sale of common stock in exchange for notes receivable from shareholders     --           --        2,622




The accompanying notes are an integral part of these consolidated financial statements.

                        MALLON RESOURCES CORPORATION

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Nature of Operations:

    Mallon Resources Corporation ("Mallon" or the "Company") was incorporated on July 18, 1988 under the laws of the State of Colorado. The Company engages in oil and gas exploration and production through its wholly-owned subsidiary, Mallon Oil Company ("Mallon Oil"), whose oil and gas operations are conducted primarily in the State of New Mexico. Mallon operates its business and reports its operations as one business segment.

Current Operating Issues:

    The Company has generated net losses of $31.4 million, $6.5 million and $2.8 million for the years ended December 31, 2001, 2000 and 1999, respectively. However, the Company has generated cash flows from operating activities of $1.1 million, $4.0 million and $2.4 million for the years ended December 31, 2001, 2000 and 1999, respectively.

    As discussed more fully in Note 2, on September 14, 2001, the Company completed the sale of its Delaware Basin oil and gas properties.
Consequently, the Company's remaining operations are located primarily in the San Juan Basin of northwest New Mexico. The Company has minimal access to the capital necessary to continue to develop its properties in the San Juan Basin. Subsequent to year end, however, the Company was able to amend its credit facility to provide, among other things, for a $2.5 million increase in the borrowings available under the credit facility. In addition, the Company is currently seeking alternate methods of financing its discretionary capital expenditures for 2002, including joint ventures with industry partners. However, the Company can not be assured that it will be able to secure financing on terms acceptable to the Company.

    In addition, because production from the San Juan Basin is predominantly natural gas, the Company is particularly sensitive to changes in the price of natural gas. Historically, natural gas prices have experienced significant fluctuations and have been particularly volatile in recent years. Price fluctuations can result from variations in weather, levels of regional or national production and demand, availability of transportation capacity to other regions of the country and various other factors. Increases or decreases in natural gas prices received could have a significant impact on the Company's future results. If natural gas prices decline significantly from those received by the Company at year end, or if the Company is unable to maintain production levels at its San Juan Basin properties, Mallon may have to implement cost cutting measures in both its administrative and operating areas.

    As discussed more fully in Note 17, in conjunction with the February 2002 amendment to the Company's credit agreement, through December 31, 2002, the Company is only required to make interest payments on the credit facility. Management believes that cash on hand, availability under its credit facility and cash generated from operating activities will be sufficient to meet the Company's cash requirements through December 31, 2002.

Principles of Consolidation:

    The consolidated financial statements include the accounts of Mallon Oil and all of its wholly-owned subsidiaries. All significant intercompany transactions and accounts have been eliminated from the consolidated financial statements.

Cash, Cash Equivalents and Short-term Investments:

    Cash and cash equivalents include investments that are readily convertible into cash and have an original maturity of three months or less. All short-term investments are held to maturity and are reported at cost.

Fair Value of Financial Instruments:

    The Company's financial instruments consist of cash, cash equivalents, accounts receivable, notes receivable, inventories, accounts payable, other accrued liabilities and long-term debt. Except for long-term debt, the carrying amounts of such financial instruments approximate fair value due to their short maturities. At December 31, 2001 and 2000, based on rates available for similar types of debt, the fair value of long-term debt was not materially different from its carrying amount. The Company's derivative instruments, which are intended to manage commodity price risks, are recorded at fair value (see Note 11).

Inventories:

    Inventories, which consist of oil and gas lease and well equipment, are valued at the lower of average cost or estimated net realizable value.

Oil and Gas Properties:

    Oil and gas properties are accounted for using the full cost method of accounting. Under this method, all costs associated with property acquisition, exploration and development are capitalized, including general and administrative expenses directly related to these activities. All such costs are accumulated in one cost center, the continental United States.

    Proceeds on disposal of properties are ordinarily accounted for as adjustments of capitalized costs, with no gain or loss recognized, unless such adjustment would significantly alter the relationship between capitalized costs and proved oil and gas reserves (see Note 2). Net capitalized costs of oil and gas properties, less related deferred income taxes, may not exceed the present value of estimated future net revenues from proved reserves, discounted at 10 percent, plus the lower of cost or fair market value of unproved properties, as adjusted for related tax effects (see Note 2).

    Depletion is calculated using the units-of-production method based upon the ratio of current period production to estimated proved oil and gas reserves expressed in physical units, with oil and gas converted to a common unit of measure using one barrel of oil as an equivalent to six thousand cubic feet of natural gas (see Note 2).

    Estimated abandonment costs (including plugging, site restoration, and dismantlement expenditures) are accrued if such costs exceed estimated salvage values, as determined using current market values and other information. Abandonment costs are estimated based primarily on environmental and regulatory requirements in effect from time to time. At December 31, 2001 and 2000, in management's opinion, the estimated salvage values equaled or exceeded estimated abandonment costs.

Other Property and Equipment:

    Other property and equipment is recorded at cost and depreciated over the estimated useful lives (generally three to seven years) using the straight-line method. Costs incurred relating to a natural gas processing plant are being depreciated over twenty-five years using the straight-line method. The cost of normal maintenance and repairs is charged to expense as incurred. Significant expenditures that increase the life of an asset are capitalized and depreciated over the estimated useful life of the asset. Upon retirement or disposition of assets, related gains or losses are reflected in operations.

Gas Balancing:

    The Company uses the entitlements method of accounting for recording natural gas sales revenues. Under this method, revenue is recorded based on the Company's net working interest in field production. Deliveries of natural gas in excess of the Company's working interest are recorded as liabilities while under-deliveries are recorded as receivables. The receivables and liabilities at December 31, 2001 and 2000 are not material.

Concentration of Credit Risk:

    As an operator of jointly owned oil and gas properties, the Company sells oil and gas production to numerous oil and gas purchasers and pays vendors for oil and gas services. The risk of non-payment by the purchasers is considered minimal and the Company does not generally obtain collateral for sales to them. Joint interest receivables are subject to collection under the terms of operating agreements which provide lien rights, and the Company considers the risk of loss likewise to be minimal.

    The Company is exposed to credit losses in the event of non-performance by counterparties to financial instruments, but does not expect any counterparties to fail to meet their obligations. The Company generally does not obtain collateral or other security to support financial instruments subject to credit risk but does monitor the credit standing of counterparties.

Stock-Based Compensation:

    As permitted under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation", the Company has elected to continue to measure compensation cost using the intrinsic value based method of accounting prescribed by the Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." The Company has made pro forma disclosures of net income (loss) and net income (loss) per share as if the fair value based method of accounting as defined in SFAS No. 123 had been applied (see Note 9).

    In March 2000, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation." Adoption of this Interpretation did not have a material impact on the Company's financial position or results of operations.

Transportation Costs:

    In September 2000, the Emerging Issues Task Force reached consensus on Issue No. 00-10, "Accounting for Shipping and Handling Fees and Costs" ("EITF Issue 00-10"). EITF Issue 00-10 requires retroactive restatement of transportation costs as an expense rather than as a reduction to revenue in certain cases. The implementation of EITF Issue 00-10 in the fourth quarter of 2000 had no impact on the Company's financial statements.

General and Administrative Expenses:

    General and administrative expenses are reported net of amounts allocated to working interest owners of the oil and gas properties operated by the Company, and net of amounts capitalized pursuant to the full cost method of accounting.

Hedging Activities:

    The Company's use of derivative financial instruments is limited to management of commodity price and interest rate risks. Gains and losses on such transactions are accounted for as part of the transaction being hedged. If an instrument is settled early, any gains or losses are deferred and recognized as part of the transaction being hedged (see Note 11).

    The information presented in Note 11 of the consolidated financial statements represents all of the Company's derivative financial instruments outstanding as of December 31, 2001, as defined by SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." In connection with adoption of SFAS No. 133 on January 1, 2001, the Company designated and documented the hedging relationship of the Company's derivative contracts in place at December 31, 2000 to hedge natural gas and oil sales. Upon adoption of SFAS No. 133 on January 1, 2001 the Company recorded as a cumulative effect of a change in accounting principle, a $15.2 million hedging loss in accumulated other comprehensive loss for the fair market value of derivative contracts designated as hedges, and a corresponding $15.2 million derivative liability.

Comprehensive Income:

    The Company follows SFAS No. 130, "Reporting Comprehensive Income", which establishes standards for reporting comprehensive income. In addition to net income, comprehensive income includes all changes in equity during a period, except those resulting from investments and distributions to the owners of the Company. The Company recorded other comprehensive loss for the first time in the first quarter of 2001 when it adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" (see Note 11).

Per Share Data:

    Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if the Company's outstanding stock options and warrants were exercised (calculated using the treasury stock method) or if the Company's Series B Convertible Preferred Stock were converted to common stock. The consolidated statements of operations for 2001, 2000 and 1999 reflect only basic earnings per share because the Company was in a loss position for all years presented and all common stock equivalents are anti-dilutive.

Use of Estimates and Significant Risks:

    The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make significant estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. The more significant areas requiring the use of estimates relate to oil and gas reserves, fair value of financial instruments, valuation allowance for deferred tax assets, and useful lives for purposes of calculating depreciation, depletion and amortization. Actual results could differ from those estimates.

    The Company and its operations are subject to numerous risks and uncertainties. Among these are risks related to the oil and gas business (including operating risks and hazards and the regulations imposed thereon), risks and uncertainties related to the volatility of the prices of oil and gas, uncertainties related to the estimation of reserves of oil and gas and the value of such reserves, the effects of competition and extensive environmental regulation, and many other factors, many of which are necessarily out of the Company's control. The nature of oil and gas drilling operations is such that the expenditure of substantial drilling and completion costs are required well in advance of the receipt of revenues from the production developed by the operations. Thus, it will require more than several quarters for the financial success of that strategy to be demonstrated. Drilling activities are subject to numerous risks, including the risk that no commercially productive oil or gas reservoirs will be encountered.

Reclassifications:

    Certain prior year amounts in the consolidated financial statements have been reclassified to conform to the presentation used in 2001.

Recently Issued Accounting Pronouncements:

    In June 2001, the FASB issued SFAS No. 141, "Business Combinations," which addresses financial accounting and reporting for business combinations. SFAS No. 141 is effective for all business combinations initiated after June 30, 2001 and for all business combinations accounted for under the purchase method initiated before but completed after June 30, 2001. The adoption of SFAS No. 141 is not expected to have a material impact on the Company's financial position or results of operations.

    In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets," which addresses financial accounting and reporting for goodwill and other intangible assets. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001, and applies to all goodwill and other intangibles recognized in the financial statements at that date. The adoption of SFAS No. 142 is not expected to have a material impact on the Company's financial position or results of operations.

    In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations". SFAS No. 143 requires entities to record the fair value of liabilities for retirement obligations of acquired assets. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The Company will adopt SFAS No. 143 on January 1, 2003, but has not yet quantified the effects of adopting SFAS No. 143 on its financial position or results of operations.

    In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 144 establishes a single accounting model for long-lived assets to be disposed of by sale and requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. The Company will adopt SFAS No. 144 on January 1, 2002, but has not yet quantified the effects of adopting SFAS No. 144 on its financial position or results of operations.

NOTE 2. OIL AND GAS PROPERTIES

    On September 14, 2001, the Company completed the sale of its Delaware Basin oil and gas properties, effective July 1, 2001, for an adjusted purchase price of approximately $31.5 million. After paying approximately $2.0 million of additional costs, which included approximately $1.3 million resulting from the early settlement of the Company's oil swap associated with the Delaware Basin properties, the Company received net proceeds of $29.4 million. Of those net proceeds, the Company used $24.1 million to repay a portion of the note payable to Aquila Energy Capital Corporation ("Aquila") (see Note 3).
The Company accounts for its oil and gas properties using the full cost method of accounting, under which sales of properties are generally treated as adjustments of capitalized costs and no gains or losses are recorded, unless they are significant. The Company's interests in the Delaware Basin properties constituted approximately 38% of the Company's total reserve quantities at June 30, 2001. Because the sale significantly altered the relationship between the Company's capitalized costs and its proved oil and gas reserves, the Company recognized a loss on the sale of oil and gas properties of $3.1 million for the year ended December 31, 2001. The loss included costs from an allocation of the Company's total undepleted full cost pool at June 30, 2001, between the properties sold and the properties retained, based on the relative estimated fair value of the properties sold and retained.

    Under the full cost accounting rules of the Securities and Exchange Commission, the Company reviews the carrying value of its oil and gas properties each quarter on a country-by-country basis. Under full cost accounting rules, net capitalized costs of oil and gas properties, less related deferred income taxes, may not exceed the present value of estimated future net revenues from proved reserves, discounted at 10 percent, plus the lower of cost or fair market value of unproved properties, as adjusted for related tax effects. Application of these rules generally requires pricing future production at the unescalated oil and gas prices in effect at the end of each fiscal quarter and requires a write-down if the "ceiling" is exceeded, unless the prices recover subsequent to the balance sheet date but before the financial statements for the quarter are issued. If a smaller write-down is calculated using the subsequent pricing, then the smaller amount may be recorded. Using price increases subsequent to September 30, 2001, the Company recorded a charge in third quarter 2001 to write-down its oil and gas properties by $16.4 million. Had the Company used the prices in effect at September 30, 2001, the write-down would have been $25.3 million.

    In April 2000, the Government of Costa Rica awarded the Company a concession to explore for oil and natural gas on approximately 2.3 million acres in the northeast quadrant of Costa Rica. The Company has completed an environmental assessment of its proposed operations, and is currently in the process of negotiating final concession contracts. Once the Company signs final contracts, the work program is expected to require the expenditure of approximately $8.8 million (including the drilling of six wells) over a three-year period, with a possible extension of three more years.

    In June 2000, the Company purchased additional working interests in certain wells from two of the Company's officers and one of its directors in exchange for forgiveness of $56,000 of joint interest participants accounts receivable, 14,800 shares of common stock valued at $119,000 and $3,000 in cash.

NOTE 3. NOTES PAYABLE AND LONG-TERM DEBT

    Long-term debt consists of the following:

                                                              December 31,
                                                           2001          2000
                                                             (In thousands)
Note payable to Aquila Energy Capital Corporation,
    due 2003                                               $26,711   $ 50,042
Less unamortized discount                                   (1,899)    (2,813)
                                                            24,812     47,229
Lease obligation to Universal Compression, Inc.              4,567      5,006
8.0% unsecured note payable to Bank One, Colorado, N.A.,
    due 2006                                                   108        124
                                                            29,487     52,359
Less current portion                                          (517)   (12,179)

         Total                                             $28,970   $ 40,180
                                                           =======   ========

    The Company had a revolving line of credit (the "Bank One Facility") with Bank One, Texas, N.A. The Bank One Facility consisted of two separate lines of credit: a primary revolving line of credit and a term loan commitment of $6.5 million (the "Equipment Loan"). The Bank One Facility was retired in September 1999 (see discussion below). Unamortized loan origination fees of $105,000 related to the Bank One Facility are included in extraordinary loss on early retirement of debt in the Company's consolidated statement of operations for 1999.

    In September 1999, the Company established a credit agreement (the "Aquila Credit Agreement") with Aquila Energy Capital Corporation ("Aquila"). Through December 31, 2001, the Company had drawn $52.3 million, including accrued interest and repaid $25.6 million under the Aquila Credit Agreement. Approximately $24.1 million was repaid with the proceeds from the sale of the Company's Delaware Basin properties in September 2001 (see Note 2).

    The initial amount available under the Aquila Credit Agreement was $45.7 million. In November 2000, the Aquila Credit Agreement was amended and the amount available under the agreement was increased by $7.7 million, making the total available $53.4 million. Through December 31, 2001, the Company had drawn $52.3 million, including accrued interest, under the Aquila Credit Agreement, of which $28.0 million was used to retire the Bank One Facility in September 1999. Principal payments on the four-year loan began in November 1999 based on the Company's cash flow from operations, as defined (the "Defined Cash Flow"), less advances for the Company's development drilling program. Through December 31, 2000, the Company did not make any principal payments because drilling expenditures equaled or surpassed Defined Cash Flow during that period. The Company had expected to begin making principal payments in March 2001 in amounts equal to the Defined Cash Flow and paid Aquila $1.4 million on April 6, 2001. On March 30, 2001, the Company negotiated a change in the terms of its agreement with Aquila to delay the required repayment of principal. Instead, the repayment schedule for the twelve months beginning April 30, 2001 was to be as follows: (i) for the months April 2001 to September 2001, the Company paid interest only, or approximately $2.2 million, and (ii) from October 2001 to March 2002, the Company was to make monthly principal and interest payments of $700,000 or a total of $4.2 million. Aquila allowed the Company to make interest only payments totaling $505,000 for October 2001 to December 2001. In February 2002, the Aquila Credit Agreement was amended for a second time to allow, among other things, for the payment of interest only on the outstanding balance through December 31, 2002 (see Note 17). The Aquila Credit Agreement is secured by substantially all of the Company's oil and gas properties and contains various covenants and restrictions, including ones that could limit the Company's ability to incur other debt, dispose of assets, or change management. Interest on the amounts outstanding under the Aquila Credit Agreement accrues at prime plus 2% and was added to the loan balance through March 31, 2001. The weighted average interest rate for borrowings outstanding under the Aquila Credit Agreement at December 31, 2001 was 7%. The outstanding loan balance is due in full on September 9, 2003. As part of the transaction, the Company also entered into an Agency Agreement with Aquila under which the Company pays Aquila a marketing fee equal to 1% of the net proceeds (as defined) from the sale of the Company's oil and gas production to market the Company's gas and to negotiate the Company's gas purchase contracts. Marketing fees of $133,000, $119,000 and $31,000 were recorded as oil and gas production expense in 2001, 2000 and 1999, respectively.

    The Company paid approximately $2.0 million in debt issue costs in connection with the establishment of the Aquila Credit Agreement. These costs are reflected, net of amortization, in the Company's December 31, 2001 and 2000 consolidated balance sheets, as debt issuance costs. The costs are being amortized over a period of up to 48 months using the effective interest rate method. Amortization expense, related to these costs, of $489,000, $439,000 and $109,000 is included in the Company's 2001, 2000 and 1999 consolidated statements of operations, respectively.

    In conjunction with the establishment and subsequent first amendment of the Aquila Credit Agreement, the Company issued to Aquila 490,000 shares of the Company's common stock (see Note 6). See Note 17 for additional stock issued in 2002.

    In September 1999, the Company also entered into a sale-leaseback agreement with Universal Compression, Inc. to refinance and retire the Equipment Loan under the Bank One Facility. The Company also terminated its interest rate swap agreement related to the Equipment Loan in September 1999 for a gain of $3,500. The sale-leaseback was recorded as a financing under the provisions of SFAS No. 98, "Accounting for Leases." The $5.5 million obligation has a five-year term with monthly payments beginning in September 1999. The Company made principal payments totaling $439,000 and $384,000 to Universal Compression during 2001 and 2000, respectively. The obligation bears interest at an imputed interest rate of 12.8%.

    In July 1998, the Company negotiated an unsecured term loan for up to $205,000 with Bank One, Colorado, N.A. to finance the purchase of land and a building for the Company's field office. The Company drew $155,000 on this loan during 1998. Principal and interest is payable quarterly. The Company repaid $16,000 and $15,000 of this loan during 2001 and 2000, respectively.
In May 2001, the due date of the unsecured note payable was extended from April 2002 to July 2006, and the interest rate was reduced from 8.5% to 8% per annum.

    Estimated principal payments on outstanding debt at December 31, 2001 are as follows:

                                      (In thousands)
    2002                              $   517
    2003                               27,297
    2004                                3,514
    2005                                   17
    2006                                   41
    Thereafter                             --

                                      $31,386
                                      =======

NOTE 4. COMMITMENTS AND CONTINGENCIES

Operating Leases:

    The Company leases office space, office equipment and vehicles under non-cancelable leases which expire in 2003. Rental expense is recognized on a straight-line basis over the terms of the leases. The total minimum rental commitments at December 31, 2001 are as follows:

                                      (In thousands)
    2002                              $238
    2003                                45
    2004                                20
    Thereafter                          --

                                      $303
                                      ====

    Rent expense was $337,000, $373,000 and $305,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

Contingencies:

    As of December 31, 2001, the Revenue and Taxation Department of the Jicarilla Apache Nation (the "Nation") issued to the Company Possessory Interest Tax assessments for 1998, 1999, 2000 and 2001 totaling $3.5 million, including related penalties and interest. The Company has paid the assessments under protest. This amount is included in the Company's
December 31, 2001 consolidated balance sheet under prepaid expenses. The Company has filed protests with the Nation taking the position that, among other things, certain rules and regulations promulgated in December 2000 by the Nation do not apply to the determination of Possessory Interest Tax for years prior to 2001. The first protest covering approximately $1.6 million for the periods prior to 2001 was denied in July 2001. The Company has filed an appeal. In October and November 2001, two additional protests covering $850,000 were denied. The Company intends to file appeals relating to the denial of these two protests. In connection with the decisions relating to the denial of these two protests, the Department recalculated the late payment charges in the original assessments and has refunded $168,000, including interest, to the Company. In March 2002, the Company was assessed an additional $1.5 million for 2002. The Company intends to file a protest for this amount also. The Company has: 1) requested that the Legislative Council of the Nation grant the Company relief, and 2) engaged New Mexico counsel to represent it. The final outcome of this matter cannot yet be predicted.

    By letter dated October 9, 2001, the Company was advised that the Minerals Management Service will audit the royalties payable on production from certain oil and gas properties in which the Company owns an interest. The audit began in mid-November 2001. The final outcome of this matter cannot yet be predicted.

    In June 2001, in connection with staff cuts that were part of general corporate reductions, the Company terminated an employee. The employee filed a complaint, in which he claims he was wrongfully terminated. The Company believes the allegations of the suit are wholly without merit, and intends to defend itself vigorously, but cannot predict the outcome of the case.

    In December 1998, Del Mar Drilling Company ("Plaintiff") filed a civil action against Mallon Oil. Plaintiff sought damages for an alleged breach of contract in the amount of $348,100, plus interest, costs and attorney's fees. In March 2001, the Company settled with the Plaintiff by paying the Plaintiff $50,000 in cash, and conveying to the Plaintiff certain used drilling materials having an estimated salvage value of $14,000.

    In 1992, the Minerals Management Service commenced an audit of royalties payable on production from certain oil and gas properties in which the Company owns an interest. The audit was initiated against the predecessor operator of the properties, but the Company has since undertaken primary responsibility for resolving matters that arise out of the audit. The Company's liability with respect to the predecessor operator's liability is limited to $100,000. However, the Company may have an additional liability with respect to transactions that have occurred subsequent to its purchase of the oil and gas properties in question. The audit focused on several matters, the most significant of which were the manner in which production is measured and the manner in which royalties are calculated and accounted for. Certain alleged deficiencies preliminarily suggested by the audit were contested. Determinations contrary to several of the Company's positions were rendered in June 1999, which the Company has determined not to appeal. Certain key items relating to the calculation of royalties have yet to be determined. A determination contrary to the Company's position concerning so-called "major portion" issues was recently rendered by the Department of the Interior. The Company's interests in this controversy are represented by outside legal counsel who is appealing the Department of the Interior's rulings. In addition, the Company has recently determined to attempt to negotiate a private protocol addressing the manner in which royalties are calculated and accounted for. The final outcome of these matters cannot yet be predicted.

NOTE 5. MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

    In April 1994, the Company completed the private placement of 400,000 shares of Series B Mandatorily Redeemable Convertible Preferred Stock, $0.01 par value per share (the "Series B Stock"). The Series B Stock bore an 8% dividend payable quarterly, and was convertible into shares of the Company's common stock at an adjusted conversion price. Proceeds from the placement were $3,774,000, net of stock issue costs of $226,000. In connection with the Series B Stock, dividends of $19,000, $77,000 and $108,000 were paid in 2001, 2000 and 1999, respectively. Accretion of preferred stock issue costs was $2,000, $8,000 and $12,000 in 2001, 2000 and 1999, respectively.

    In April 2000, the Company redeemed 55,200 shares of its Series B Stock at the mandatory redemption price of $10 per share by issuing a convertible promissory note for $552,000 to the Series B holder, a company in which one of Mallon's directors is also a director. Interest on the note accrued at 11.3% and was payable quarterly beginning on June 30, 2000. The note and all accrued interest was paid in full in October 2000. The Company redeemed the remaining 80,000 shares of Series B Stock in April 2001 at the mandatory redemption price of $10.00 per share.

NOTE 6. MANDATORILY REDEEMABLE COMMON STOCK

    In September 1999, in conjunction with the establishment of the Aquila Credit Agreement, the Company issued to Aquila 420,000 shares of the Company's common stock. In November 2000, in conjunction with an amendment to the Aquila Credit Agreement, the Company issued an additional 70,000 shares to Aquila. These transactions were recorded as Mandatorily Redeemable Common Stock in the accompanying consolidated balance sheets, based on the market value of the Company's common stock on the date of issuance. Aquila has a one-time right to require the Company to purchase the 490,000 shares at $12.50 per share during the 30-day period beginning September 9, 2003. The difference between the value of the shares at the redemption price of $12.50 per share and the market value of the shares on the date of issuance is being accreted to the redemption date using the effective interest method.
Accretion of $605,000, $428,000 and $116,000 was recorded during the years ended December 31, 2001, 2000 and 1999, respectively, as a direct charge to additional paid-in capital and was included in the net loss attributable to common shareholders in the Company's consolidated statements of operations for 2001, 2000 and 1999.

NOTE 7. CAPITAL

Preferred Stock:

   The Board of Directors is authorized to issue up to 10,000,000 shares of preferred stock having a par value of $.01 per share, to establish the number of shares to be included in each series, and to fix the designation, rights, preferences and limitations of the shares of each series. At December 31, 2001 and 2000, -0- and 80,000 shares of Series B Preferred Stock were outstanding, respectively.

Common Stock:

    In October 2000, the Company issued 2,660,000 shares of its common stock in a public offering at a price of $6.25 per share. The Company received net proceeds, after commissions and other costs, of approximately $15.3 million, which was used primarily to finance the Company's oil and gas drilling activities.

Warrants:

    The Company has outstanding warrants to purchase an aggregate of 85,334 shares of common stock, as described below.

    In July 1999, the Company entered into a financial consulting services contract with Bear Ridge Capital LLC. Under the contract, Bear Ridge Capital was paid a monthly retainer and was issued warrants to purchase an aggregate of 40,000 shares of the Company's common stock at a per share exercise price of $0.01. Warrants covering 10,000 shares vested on July 1, 2001. The remaining warrants were forfeited. During 2001, 2000 and 1999, the Company recorded $3,000, $26,000 and $25,000, respectively, of stock compensation expense related to these warrants. Bear Ridge Capital is wholly-owned by a Company director and officer.

    Warrants to purchase an aggregate of 78,023 shares of the Company's common stock at an adjusted exercise price of $8.01 per share were issued in June 1995 to the holders of Laguna Gold Company's Series A Preferred Stock in connection with the private placement of that stock. In June 2000, warrants to purchase 8,426 shares were exercised for total proceeds of $67,500. The remaining 69,597 warrants expired June 30, 2000.

    In October 1998, several members of the Company's Board of Directors purchased from a third party 40,000 (of 160,000) warrants with an exercise price of $7.80 per share issued by the Company in October 1996. On
December 11, 1998, the exercise price of all 160,000 outstanding warrants was reduced to $6.88 per share, the closing price of the Company's stock on that day. The repricing of the warrants was done in conjunction with the repricing of the Company's stock options as discussed in Note 9. The warrants originally were to expire on October 16, 2000. In October 1999, the Company extended the expiration date of all 160,000 outstanding warrants from October 16, 2000 to December 31, 2002. As a result of the extension, the Company recorded approximately $217,000 of stock compensation expense in fourth quarter 1999. In September 2001, one of the Company's directors became an officer of the Company. This individual held 84,666 of the 160,000 warrants discussed above. As part of his employment agreement, he exchanged all 84,666 of his warrants for 18,000 shares of the Company's common stock.

NOTE 8. SHAREHOLDER RIGHTS PLAN

    In June 2001, the Company's Board of Directors declared a dividend on its shares of common stock (the "Common Shares") of preferred share purchase rights (the "Rights") as part of a Shareholder Rights Plan (the "Plan"). The Plan is designed to insure that all shareholders of the Company receive fair value for their Common Shares in the event of a proposed takeover of the Company and to guard against the use of partial tender offers or other coercive tactics to gain control of the Company without offering fair value to the Company's shareholders. At the present time, the Company knows of no proposed or threatened takeover, tender offer or other effort to gain control of the Company. Under the terms of the Plan, the Rights will be distributed as a dividend at the rate of one Right for each Common Share held. Shareholders will not actually receive certificates for the Rights, but the Rights will become part of each Common Share. All Rights expire on June 30, 2006.

    Each Right will entitle the holder to buy shares of common stock at an exercise price of $40.00. The Rights will be exercisable and will trade separately from the Common Shares only if a person or group acquires beneficial ownership of 20% or more of the Company's Common Shares or commences a tender or exchange offer that would result in such a person or group owning 20% or more of the Common Shares. Only when one or more of these events occur will shareholders receive certificates for the Rights.

    If any person actually acquires 20% or more of the Common Shares -- other than through a tender or exchange offer for all Common Shares that provides a fair price and other terms for such shares -- or if a 20% or more shareholder engages in certain "self-dealing" transactions or engages in a merger or other business combination in which the Company survives and its Common Shares remain outstanding, the other shareholders will be able to exercise the Rights and buy Common Shares of the Company having twice the value of the exercise price of the Rights. In other words, payment of the $40.00 per Right exercise price will entitle the holder to acquire $80.00 worth of Common Shares. Additionally, if the Company is involved in certain other mergers where its shares are exchanged, or certain major sales of assets occur, shareholders will be able to purchase the other party's common shares in an amount equal to twice the value of the exercise price of the Rights.

    The Company will be entitled to redeem the Rights at $.01 per Right at any time until the tenth day following public announcement that a person has acquired a 20% ownership position in Common Shares of the Company. The Company in its discretion may extend the period during which it can redeem the Rights.

NOTE 9. STOCK COMPENSATION

    At December 31, 2001, the Company had two stock-based compensation plans. As permitted under SFAS No. 123, the Company has elected to continue to measure compensation costs using the intrinsic value method of accounting prescribed by APB Opinion No. 25. Under that method, the difference between the exercise price and the market value of the shares at the date of grant is charged to compensation expense, ratably over the vesting period, with a corresponding increase in shareholders' equity. Compensation costs charged against income for all plans were $1,840,000, $545,000 and $21,000 for 2001, 2000 and 1999, respectively.

    Under the Mallon Resources Corporation 1988 Equity Participation Plan (the "1988 Equity Plan"), 250,000 shares of common stock have been reserved in order to provide for incentive compensation and awards to employees and consultants. The 1988 Equity Plan provides that a three-member committee may grant stock options, awards, stock appreciation rights, and other forms of stock-based compensation in accordance with the provisions of the 1988 Equity Plan. The options vest over a period of up to four years and expire over a maximum of 10 years from the date of grant.

    In June 1997, the shareholders approved the Mallon Resources Corporation 1997 Equity Participation Plan (the "1997 Plan") under which shares of common stock have been reserved to provide employees, consultants and directors of the Company with incentive compensation. The 1997 Plan is administered by a committee of the Board of Directors who may, in its sole discretion, select the participants, and determine the number of shares of common stock to be subject to incentive stock options, non-qualified options, stock appreciation rights and other stock awards in accordance with the provisions of the 1997 Plan. The aggregate number of shares of common stock that may be issued under the 1997 Plan is equal to 11% of the number of outstanding shares of common stock from time to time. This authorization may be increased from time to time by approval of the Board of Directors and by the ratification of the shareholders of the Company. In 2001, the Committee approved the grant of 475,000 stock options with an exercise price of $0.01 each. In 2000, the Committee approved the grant of 122,384 stock options with an exercise price of $0.01 each and 4,000 stock options at above fair value. No options were granted under the 1997 Plan during 1999. The options vest over a period of up to five years and expire over a maximum of 10 years from the date of grant.

    In 1997, the Company granted to a consultant options to purchase 3,000 of the Company's common shares at $8.50 per share, exercisable from November 1997 to December 2000 which expired unexercised. In 1999, the Company granted this same individual additional options to purchase 3,000 of the Company's common shares at $8.50 per share, exercisable from January 1999 to December 2001.
The exercise price of these 3,000 options were reduced from $8.50 per share to $0.01 per share in 2001 and were exercised in 2001. These options were not part of either the 1988 Equity Plan or the 1997 Plan. During 2001 and 1999, the Company recorded $2,000 and $22,000 of compensation expense related to these options. No compensation expense related to these options was recorded in 2000.

    The following table summarizes activity with respect to all outstanding stock options.

                                                      Weighted
                                                      Average
                                         Shares       Exercise Price
    Outstanding at December 31, 1998      817,404      $6.25
      Granted                               3,000       8.50
      Exercised                          (392,235)      6.82
      Forfeited                           (10,200)      6.88
    Outstanding at December 31, 1999      417,969       5.71
      Granted                             126,384       0.23
      Exercised                           (18,567)      0.03
      Forfeited                           (16,133)      5.76
    Outstanding at December 31, 2000      509,653       4.55
      Granted                             475,000       0.01
      Exercised                           (94,734)      0.01
      Forfeited                          (125,864)      5.52

    Outstanding at December 31, 2001      764,055       2.10
                                         ========      =====

    Options exercisable:
      December 31, 1999                   200,017      $4.95
                                         ========      =====

      December 31, 2000                   324,564      $4.68
                                         ========      =====

      December 31, 2001                   359,597      $4.45
                                        ========       =====

    The weighted average remaining contractual life of the options outstanding under both the 1988 Equity Plan and 1997 Plan at December 31, 2001 is approximately 8 years.

    In January 2001, the Company granted a total of 25,000 shares of restricted common stock and charged $76,000 against income, based on the fair market value of the shares as of the date of grant.

    In April 1997, the Company granted a total of 25,000 shares of restricted common stock to three of its officers as an inducement to continue in its employ. The fair market value of the shares at the date of grant was charged ratably over the vesting period of three years. The Company charged $-0-, $7,000 and $37,000 against income in 2001, 2000 and 1999, respectively, related to this grant. The grant of restricted stock was not a part of the Company's equity plans.

    Had compensation expense for the Company's 2001, 2000 and 1999 grants of stock-based compensation been determined consistent with the fair value based method under SFAS No. 123, the Company's net loss, net loss attributable to common shareholders, and the net loss per share attributable to common shareholders would approximate the pro forma amounts below:

                  2001                  2000                1999
                  As         Pro        As        Pro       As        Pro
                  Reported   Forma      Reported  Forma     Reported  Forma
                  (In thousands)
Net loss          $(31,365)  $(31,705)  $(6,531)  $(6,664)  $(2,777)  $(3,266)
Net loss attributable
   to common
   shareholders    (31,991)   (32,331)   (7,044)   (7,177)   (3,013)   (3,502)
Net loss per share
   attributable to
   common
   shareholders      (2.99)     (3.03)    (0.83)    (0.84)    (0.41)    (0.48)

    The fair value of each option is estimated as of the grant date, using the Black-Scholes option-pricing model, with the following assumptions:

                                                  2001      2000     1999
Risk-free interest rate                            4.55%     6.6%     6.3%
Expected life (in years)                           6         6        5
Expected volatility                               99.25%    93.8%    69.5%
Expected dividends                                  0.0%     0.0%     0.0%

Weighted average fair value of options granted    $6.38    $5.84    $5.28

    In July 1999, the Company adopted a Stock Ownership Encouragement Program to encourage holders of options to exercise their rights to purchase shares of the Company's common stock. Under the program, the Company may lend option holders the funds necessary to exercise their options. Funds advanced are immediately paid to the Company in connection with the exercise of the options. As a result, the Company incurs no cash outlay. Loans made under the program must be approved by the Board of Directors or by its Compensation Committee, and are represented by secured, interest-bearing, full recourse promissory notes from the participants.

    In September 1999, certain officers of the Company exercised options to purchase 381,360 shares of common stock at an exercise price of $6.88 per share, and borrowed funds from the Company to do so. The notes bore interest at 7%, which was due along with the principal in August 2002. In October 2000, the Company amended the notes to extend the due date of the principal and accrued interest from August 2002 to August 2004 and to provide for the cancellation of the notes upon the occurrence of a "Change of Control" of the Company as defined in the Company's bylaws. The notes and accrued interest were reflected as a reduction of shareholders' equity in the accompanying consolidated balance sheets for 2000.

    In May 2001, in connection with a termination settlement reached with a former officer of the Company, the Company purchased certain interests in an oil and gas limited liability company from the officer valued at $350,000.
The proceeds were used to reduce the balance of the note receivable from the officer. The remaining principal and accrued interest on the note of $364,000 was forgiven and is reflected as a non-cash charge to general and administrative expense for the year ended December 31, 2001 in the accompanying consolidated statements of operations. In addition, because 76,066 unvested options to purchase shares of the Company's common stock vested upon his termination and became immediately exercisable, the Company recorded a non-cash charge of $195,000 to general and administrative expense for the year ended December 31, 2001 in the accompanying consolidated statements of operations. This charge is included in the total expensed in 2001 for all stock compensation plans discussed above.

    In June 2001, the Company's Board of Directors approved a measure to forgive a portion of the interest and principal on the notes receivable from the remaining officers. For accounting purposes, the Company has treated the partial forgiveness as a repurchase of the common stock underlying the notes receivable, a cancellation of the notes receivable and the grant of options to purchase 287,462 shares of common stock at $1.00 per share. In connection with the assumed repurchase of common stock and the cancellation of the notes receivable, the Company recorded a non-cash charge of $533,000, which is reflected in general and administrative expense for the year ended
December 31, 2001 in the accompanying consolidated statements of operations. The options to purchase 287,462 shares of common stock discussed above are treated as variable awards for accounting purposes. Compensation expense will be recognized for the amount of any increases in the stock price above the exercise price of $1.00 until the options are exercised, forfeited or expire unexercised. Any decreases in the stock price will be recognized as a decrease in compensation expense, limited to the amount of compensation expense previously recognized as a result of increases in the stock price. As a result of the variable nature of the options discussed above, the Company recorded a non-cash charge of $581,000 for the year ended December 31, 2001, which is reflected in general and administrative expense and is based on the change in the stock price from the exercise price of $1.00.

    In June 2001, the Compensation Committee of Mallon's Board of Directors adopted a policy that, upon a change of control of the Company, the exercise price on outstanding stock options held by then current employees of the Company will be reduced to $0.01 from an average exercise price of $6.88. At December 31, 2001, 193,864 outstanding stock options were affected by this new policy. Under the provisions of FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation," the Company will be required to account for the options as variable awards from the modification date until the date the options are exercised, forfeited or expire unexercised. Compensation expense will be recognized for the amount of any increases in the stock price above the original exercise price per share until the options are exercised, forfeited or expire unexercised, or until a change of control event occurs. Any decreases in the stock price will be recognized as a decrease in compensation expense, limited to the amount of compensation expense previously recognized as a result of increases in the stock price. If and when the change of control event occurs, compensation expense will be measured for the difference between the stock price on that date and $0.01 per share and will be recognized as a non-cash charge to general and administrative expense. As of December 31, 2001, no compensation expense had been recorded related to the options discussed above.

NOTE 10. BENEFIT PLANS

    Effective January 1, 1989, the Company and its affiliates established the Mallon Resources Corporation 401(k) Profit Sharing Plan (the "401(k) Plan"). The Company and its affiliates match contributions to the 401(k) Plan in an amount up to 25% of each employee's monthly contributions. The Company may also contribute additional amounts at the discretion of the Compensation Committee of the Board of Directors, contingent upon realization of earnings by the Company which, at the sole discretion of the Compensation Committee, are adequate to justify a corporate contribution. For the years ended December 31, 2001, 2000 and 1999, the Company made matching contributions of $42,000, $44,000 and $32,000, respectively. No discretionary contributions were made during any of the three years ended December 31, 2001.

    The Company maintains a program which provides bonus compensation to employees from oil and gas revenues which are included in a pool to be distributed at the discretion of the Chairman of the Board. For the years ended December 31, 2001, 2000 and 1999, a total of $618,000, $156,000 and
$141,000, respectively, was distributed to employees. Of the amount distributed in 2001, approximately $398,000 was related to proceeds received from the sale of the Company's Delaware Basin properties.

NOTE 11. HEDGING ACTIVITIES

    The Company periodically enters into commodity derivative contracts and fixed-price physical contracts to manage its exposure to oil and gas price volatility. Commodity derivatives contracts, which are generally placed with major financial institutions or with counterparties of high credit quality that the Company believes are minimal credit risks, may take the form of futures contracts, swaps or options. The oil and gas reference prices of these commodity derivatives contracts are based upon crude oil and natural gas futures which have a high degree of historical correlation with actual prices received by the Company. Prior to January 1, 2001, the Company accounted for its commodity derivatives contracts using the hedge (deferral) method of accounting. Under this method, realized gains and losses from the Company's price risk management activities are recognized in oil and gas revenue when the associated production occurs and the resulting cash flows are reported as cash flows from operating activities. Gains and losses from commodity derivatives contracts that are closed before the hedged production occurs are deferred until the production month originally hedged. In the event of a loss of correlation between changes in oil and gas reference prices under a commodity derivatives contract and actual oil and gas prices, a gain or loss would be recognized currently to the extent the commodity derivatives contract did not offset changes in actual oil and gas prices.

    On January 1, 2001, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" as amended by SFAS No. 137 and SFAS No. 138. Under SFAS No. 133, all derivative instruments are recorded on the balance sheet at fair value. If the derivative does not meet specific hedge accounting criteria or is not designated as a hedge, the gain or loss on the derivative is recognized currently in earnings. If the derivative qualifies for hedge accounting, the gain or loss on the derivative is deferred in other comprehensive income/loss, a component of shareholders' equity, to the extent the hedge is effective.

    All hedge transactions are subject to the Company's risk management policy, which does not permit speculative positions. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objectives and strategy for undertaking the hedge. This process includes specific identification of the hedging instrument and the hedge transaction, the nature of the risk being hedged and how the hedging instrument's effectiveness will be assessed. Both at the inception of the hedge and on an ongoing basis, the Company assesses whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items.

    Under the Aquila Credit Agreement, the Company may be required to maintain price hedging arrangements in place with respect to up to 65% of its oil and gas production. Accordingly, at December 31, 2001, the Company had price swaps covering 3,406,000 MMBtu of gas related to production for 2002-2004 at fixed prices ranging between $2.55-$3.91 per MMBtu. In addition, the Company had outstanding at December 31, 2001 basis swaps to fix the differential between the NYMEX (Henry Hub) price and the index price at which the hedged gas is to be sold for 3,406,000 MMBtu for 2002-2004.

    The following table indicates the Company's outstanding energy swaps at December 31, 2001:

Product       Production   Fixed Price   Duration     Reference
Gas (MMBtu)   1,558,000    $2.55-$3.91   1/02-12/02   NYMEX (Henry Hub)
Gas (MMBtu)     996,000    $2.55         1/03-12/03   NYMEX (Henry Hub)
Gas (MMBtu)     852,000    $2.55         1/04-12/04   NYMEX (Henry Hub)

   The Company had price swaps covering 171,000 barrels of oil related to production from its Delaware Basin properties for 2001-2004 at fixed prices ranging from $17.38-$17.81 per barrel. In September 2001, in conjunction with the sale of the Delaware Basin properties (see Note 2), the Company settled the crude oil swaps for a total cost of $1,325,000. At December 31, 2001, this transaction is reflected as a part of the loss on the sale of oil and gas properties.

    At December 31, 2001, the Company had recorded a current derivative asset of $229,000, a long-term derivative liability of $1.4 million and an unrealized loss of $1.2 million in accumulated other comprehensive loss. No related income tax effects were recorded because of the Company's net operating loss carryforward.

    On January 1, 2001, in accordance with the transition provisions of SFAS No. 133, the Company recorded a loss of $15.2 million in accumulated other comprehensive loss representing the cumulative effect of an accounting change to recognize at fair value all cash flow derivatives. The Company recorded corresponding cash flow hedge derivative liabilities of $15.2 million.

    During 2001, losses of $3.3 million were transferred from accumulated other comprehensive loss to oil and gas revenues related to settled positions and an unrealized gain of $10.7 million was recorded to other comprehensive income to adjust the fair value of the open positions. The Company expects to reclassify as increases to earnings during the next twelve months approximately $229,000 of unrealized hedging gains in accumulated other comprehensive loss at December 31, 2001.

    For the years ended December 31, 2001, 2000 and 1999, the Company's losses under its swap agreements were $3,292,000, $8,965,000 and $102,000, respectively, and are included in oil and gas sales in the Company's consolidated statements of operations. At December 31, 2001, the estimated net amount the Company would have paid to terminate its outstanding energy swaps and basis swaps, described above, was approximately $1,194,000.

NOTE 12. MAJOR CUSTOMERS

    Sales to customers in excess of 10% of total revenues for the years ended December 31, 2001, 2000 and 1999 were:

                  2001           2000         1999
                  (In thousands)
Customer A        $11,422        $11,970      $2,368
Customer B          5,288          5,161       2,347
Customer C          1,894          3,274       2,025
Customer D             --             --       4,087

NOTE 13. INCOME TAXES

    The Company incurred a loss for book and tax purposes in all periods presented. There is no income tax benefit or expense for the years ended December 31, 2001, 2000 and 1999.

    Deferred tax assets are comprised of the following as of December 31, 2001 and 2000:

                                                      2001       2000
                                                      (In thousands)
    Deferred Tax Assets:
      Net operating loss and percentage
         depletion carryforward                       $ 18,496   $ 14,491
      Oil, gas and other property basis differences      8,121         --
      Other                                              1,211        387
         Total deferred tax assets                      27,828     14,878

    Deferred Tax Liabilities:
      Oil, gas and other property basis differences         --     (2,101)
    Net deferred tax assets                             27,828     12,777

    Less valuation allowance                           (27,828)   (12,777)

         Net deferred tax assets                      $     --   $     --
                                                      ========   ========

    In 2001, in connection with the sale of the Delaware Basin oil and gas properties (see Note 2), the Company utilized approximately $7,300,000 of a previously unrecognized capital loss carryforward to offset capital gain realized on the sale.

    At December 31, 2001, for Federal income tax purposes, the Company had a net operating loss carryforward of approximately $47,300,000, which expires in varying amounts between 2002 and 2021. In addition, at December 31, 2001, the Company had a percentage depletion carryforward of approximately $2,300,000, which will not expire.

NOTE 14. RELATED PARTY TRANSACTIONS

    In January and February 2002, the Company forgave certain notes receivable from certain officers and a director of the Company plus accrued interest totaling $57,556. Accordingly, a provision for $57,556 was made in December 2001 to reduce the carrying value of the notes.

    Please refer to Note 9 for discussion regarding the partial forgiveness of certain notes receivable from related-party shareholders in May and June 2001.

    In July 1999, the Company entered into a financial consulting services contract with Bear Ridge Capital LLC, which is wholly-owned by one of the Company's directors. In September 2001, this individual became an officer of the Company. Under the contract, Bear Ridge Capital was paid a monthly retainer and was issued warrants to purchase an aggregate of 40,000 shares of the Company's common stock at a per share exercise price of $0.01. Warrants covering 10,000 shares of the Company's common stock vested on July 1, 2001. The remaining warrants were forfeited (see Note 7). During 2001, 2000 and 1999, the Company paid Bear Ridge Capital $99,000, $121,000 and $110,000 in fees, respectively, and expensed $3,000, $26,000 and $25,000 in stock compensation expense, respectively, related to the warrants. In September 2001, this consulting agreement was terminated and the Company entered into an employment agreement with the principal of Bear Ridge Capital LLC.

    In February 2000, the Compensation Committee of the Company's Board of Directors granted to the Chairman of the Company certain overriding royalty interests burdening certain oil and gas concessions that the Company may be awarded by the Government of Costa Rica.

NOTE 15. SUPPLEMENTARY INFORMATION ON OIL AND GAS OPERATIONS

    Certain historical costs and operating information relating to the Company's oil and gas producing activities as of and for the years ended December 31, 2001, 2000 and 1999 are as follows:


                                                                           2001        2000        1999
                                                                           (In thousands)
Capitalized Costs Relating to Oil and Gas Activities:
  Oil and gas properties (see notes 1-4 below)                             $ 93,933    $120,972    $103,315
  Natural gas processing plant                                                8,648       8,560       8,341
  Accumulated depreciation, depletion and amortization (1), (3), (4)        (69,669)    (58,408)    (52,884)

                                                                           $ 32,912    $ 71,124    $ 58,772
                                                                           ========    ========    ========

Costs Incurred in Oil and Gas Producing Activities:
  Property acquisition costs                                               $    816    $    578    $    123
  Exploration costs                                                           2,872       2,860       2,080
  Development costs:
    Gas plant processing                                                         88         219          80
    Pipeline                                                                  3,026       1,593       1,646
    Salt water disposal                                                          --          63         326
    Drilling                                                                 10,701      12,867       5,502

                                                                           $ 17,503    $ 18,180    $  9,757
                                                                           ========    ========    ========

Results of Operations from Oil and Gas Producing Activities:
  Oil and gas sales                                                        $ 19,340    $ 16,803    $ 13,138
  Lease operating expense                                                   (12,049)     (7,595)     (5,107)
  Depletion and depreciation                                                 (6,776)     (5,828)     (4,587)
  Impairment of oil and gas properties (1)                                  (16,418)         --          --

  Results of operations from oil and gas producing activities              $(15,903)   $  3,380    $  3,444
                                                                           ========    ========    ========

__________


(1) In the third quarter of 2001, the net book value of the Company's oil and gas properties exceeded the net present value of the underlying reserves. Accordingly, the Company wrote-down its oil and gas properties at September 30, 2001 by $16,418,000, utilizing commodity prices subsequent to September 30, 2001. At December 31, 2001, 2000 and 1999, the net present value of the underlying reserves exceeded the net book value of the Company's oil and gas properties.

(2) Includes $2,104,000 of unevaluated property costs not being amortized at December 31, 2001, of which $884,000 is related to Costa Rica. In 2001, 2000 and 1999, $792,000, $341,000 and $107,000 were incurred, respectively, of which $427,000, $304,000 and $43,000, respectively, were related to Costa Rica. The Company anticipates that substantially all unevaluated costs will be classified as evaluated costs within 5 years.

(3) During 2000, the Company retired $304,000 of oil and gas properties and accumulated depletion related to Offshore Belize.

(4) During 2001, the Company sold its oil and gas properties in the Delaware Basin. As discussed in Note 2, because the sale significantly altered the relationship between the Company's capitalized costs and its proved oil and gas reserves, the Company recognized a loss on the sale of oil and gas properties of $3,128,000 million for the year ended December 31, 2001. The loss included costs of approximately $32,521,000 from an allocation of the Company's total undepleted full cost pool at June 30, 2001, between the properties sold and the properties retained, based on the relative estimated fair value of the properties sold and retained.

(5) Lease operating expense in 2001 includes assessments for possessory interest taxes, interest and penalties of approximately $2,200,000 for 1998-2000 and $1,100,000 for 2001, which the Company is protesting.

Estimated Quantities of Proved Oil and Gas Reserves (unaudited):

    Set forth below is a summary of the changes in the net quantities of the Company's proved crude oil and natural gas reserves estimated by independent consulting petroleum engineering firms for the years ended December 31, 2001, 2000 and 1999. All of the Company's reserves are located in the continental United States.

                                                              Oil       Gas
                                                            (MBbls)    (MMcf)
Proved Reserves
  Reserves, December 31, 1998                                1,264     84,161
    Extensions, discoveries and additions                      482     47,020
    Production                                                (172)    (5,600)
    Revisions                                                  322    (33,056)
  Reserves, December 31, 1999                                1,896     92,525
    Acquisitions of reserves in place                            1        144
    Extensions, discoveries and additions                       --     35,813
    Production                                                (171)    (6,022)
    Revisions                                                  412    (11,989)
  Reserves, December 31, 2000                                2,138    110,471
    Sales of reserves in place                              (1,782)   (28,858)
    Extensions, discoveries and additions                       (2)    12,690
    Production                                                (105)    (5,954)
    Revisions                                                 (221)   (35,210)

  Reserves, December 31, 2001                                   28     53,139
                                                            ======    =======

Proved Developed Reserves
  December 31, 1998                                            945     65,786
                                                            ======    =======

  December 31, 1999                                          1,204     38,539
                                                            ======    =======

  December 31, 2000                                          1,494     47,334
                                                            ======    =======

  December 31, 2001                                             16     37,635
                                                            ======    =======

Standardized Measure of Discounted Future Net Cash Flows and Changes Therein Relating to Proved Oil and Gas Reserves (unaudited):

    The following summary sets forth the Company's unaudited future net cash flows relating to proved oil and gas reserves, based on the standardized measure prescribed in SFAS No. 69, for the years ended December 31, 2001, 2000 and 1999:

                             2001         2000          1999
                             (In thousands)
Future cash in-flows         $102,405     $ 960,017     $240,007
Future production costs       (43,674)     (228,350)     (80,667)
Future development costs      (17,259)      (56,057)     (31,059)
Future income taxes              (168)     (221,140)     (16,514)
Future net cash flows          41,304       454,470      111,767
Discount at 10%               (15,722)     (180,689)     (48,719)

Standardized measure of
  discounted future net
  cash flows, end of year    $ 25,582     $ 273,781     $ 63,048
                             ========     =========     ========

    Future net cash flows were computed using yearend prices and yearend statutory income tax rates (adjusted for permanent differences, operating loss carryforwards and tax credits) that relate to existing proved oil and gas reserves in which the Company has an interest.

    The following are the principal sources of changes in the standardized measure of discounted future net cash flows at December 31, 2001, 2000 and 1999:


                                                                     2001         2000         1999
                                                                     (In thousands)
Standardized measure, beginning of year                              $ 273,781    $  63,048    $ 43,339
Net revisions to previous quantity estimates and other                  32,193      (12,422)    (10,881)
Extensions, discoveries, additions, and changes in timing of
   production, net of related costs                                      4,883      120,131      30,107
Sales of reserves in place                                            (111,886)          --          --
Purchase of reserves in place                                               --          122          --
Changes in estimated future development costs                            5,860      (21,559)    (14,053)
Previously estimated development costs incurred during the period        2,293        2,875       2,294
Sales of oil and gas produced, net of production costs                 (13,906)     (18,173)     (8,031)
Net change in prices and production costs                             (314,162)     251,949      25,374
Accretion of discount                                                   27,378        7,033       4,215
Net change in income taxes                                             119,148     (119,223)     (9,316)

Standardized measure, end of year                                    $  25,582    $ 273,781    $ 63,048
                                                                     =========    =========    ========


    There are numerous uncertainties inherent in estimating quantities of proved oil and gas reserves and in projecting the future rates of production, particularly as to natural gas, and timing of development expenditures. Such estimates may not be realized due to curtailment, shut-in conditions and other factors which cannot be accurately determined. The above information represents estimates only and should not be construed as the current market value of the Company's oil and gas reserves or the costs that would be incurred to obtain equivalent reserves.

NOTE 16. SUPPLEMENTAL QUARTERLY FINANCIAL DATA (Unaudited):

                        First      Second     Third       Fourth     Total
2001                    (In thousands, except per share amounts)
Revenues                $ 7,330    $ 5,403    $  4,161    $ 2,871    $ 19,765
Expenses                  7,824      9,714      25,206      8,386     51,130

Net loss                $  (494)   $(4,311)   $(21,045)   $(5,515)   $(31,365)
                        =======    =======    ========    =======    ========

Net loss attributable
 to common shareholders $  (656)   $(4,462)   $(21,199)   $(5,674)   $(31,991)
                        =======    =======    ========    =======    ========

Net loss per share
 attributable to
 common shareholders    $ (0.06)   $ (0.42)   $  (1.98)   $ (0.53)   $ (2.99)
                        =======    =======    ========    =======    =======

2000

Revenues                $ 3,982    $ 3,251    $  4,808    $ 5,266    $17,307
Expenses                  5,613      5,147       5,912      7,166     23,838

Net loss                $(1,631)   $(1,896)   $ (1,104)   $(1,900)   $(6,531)
                        =======    =======    ========    =======    =======

Net loss attributable
 to common shareholders $(1,759)   $(2,017)   $ (1,226)   $(2,042)   $(7,044)
                        =======    =======    ========    =======    =======

Net loss per share
 attributable to
 common shareholders    $ (0.22)   $ (0.26)   $  (0.16)   $ (0.19)   $ (0.83)
                        =======    =======    ========    =======    =======

NOTE 17. SUBSEQUENT EVENT:

    In February 2002, the Company notified Aquila that it would not be in compliance as of December 31, 2001 with one of the covenants under the Aquila Credit Agreement. That covenant requires the Company to maintain projected net revenue attributable to its proved reserves in sufficient amount to fully amortize the balance under the Aquila Credit Agreement by the maturity date of September 9, 2003. As a result, in February 2002, the Aquila Credit Agreement was amended for a second time. This amendment superseded the March 30, 2001, waiver by Aquila regarding the requirement for principal payments. The second amendment contains the following provisions:

(i) As long as no new event of default occurs subsequent to the date of the second amendment, Aquila has agreed that through December 31, 2002, it will not exercise any of the remedies available to Aquila due to any event of default that occurs and is continuing regarding the amount of projected net revenue required to amortize the amounts outstanding by September 9, 2003.

(ii) Interest on amounts outstanding accrues at prime plus 3% starting January 1, 2002, through September 30, 2002, and increases to prime plus 4% after October 1, 2002. The Company is required to pay interest only on the outstanding balance through December 31, 2002.

(iii) The amount available under the agreement was increased by $2.5 million, making the total available $55.9 million. Aquila may, at its discretion, advance additional loans up to $2.5 million to be used for development operations and/or working capital needs of the Company.

(iv) A "change of control" provision was added, which calls for the prepayment of the entire outstanding balance, together with any accrued and unpaid interest, at the occurrence of a change of control of the Company.

(v) The Company has the option to purchase from Aquila 490,000 shares of the Company's common stock previously issued to Aquila for a price of $2.6 million if a sale of the Company is consummated prior to September 30, 2002.

(vi) Aquila's one-time right to require the Company to purchase shares of the Company's common stock previously issued to Aquila (the "Put Option") was amended to provide that Aquila has the option to sell to the Company up to 490,000 shares of the Company's common stock at $10.00 per share if a sale of the Company is consummated at any time after September 30, 2002 and prior to September 9, 2003, or at $12.50 per share if the outstanding balance under the Aquila Credit Agreement is paid on the earlier of September 9, 2003 or the date on which Aquila notifies the Company of the acceleration of payment of the outstanding balance because of the occurrence of an event of default.

(vii) The Company issued to Aquila 125,000 shares of the Company's common stock as a part of the amendment. If a sale of the Company is not consummated before October 1, 2002, the Company will issue Aquila an additional 150,000 shares.

(viii) Upon a change of control of the Company occurring on or before September 30, 2002, the Company will pay Aquila $500,000. If a change of control of the Company occurs after September 30, 2002, the Company will pay Aquila $1,250,000.

    Through March 29, 2002, the Company had drawn $800,000 under provision
(iii) above, and had $1.7 million available for future draws.